EXECUTION COPY

Exhibit 1.1

1,950,000 Common Units

Representing Limited Partner Interests

UNDERWRITING AGREEMENT

June 9, 2005

UNDERWRITING AGREEMENT

June 9, 2005

Lehman Brothers Inc.

745 Seventh Avenue

New York, NY 10019

Ladies and Gentlemen:

Ferrellgas Partners, L.P., a Delaware limited partnership (the “Partnership”), the issuer of common units representing limited partner interests in the Partnership (“Common Units”), proposes to issue and sell to Lehman Brothers Inc. (the “Underwriter”) an aggregate of 1,950,000 Common Units (the “Firm Units”). In addition, the Partnership proposes to grant to the Underwriter the option to purchase from the Partnership up to an additional 292,500 Common Units (the “Additional Units”). The Firm Units and the Additional Units are hereinafter collectively sometimes referred to as the “Units.” The Firm Units include 481,946 Common Units being purchased by the Affiliate Purchasers identified in Section 6(k) (the “Affiliate Units”). The Units are described in the Final Prospectus which is referred to below.

The Partnership has prepared and filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Act”), with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-103267) including a prospectus subject to completion, relating to the Common Units. The registration statement (including all financial schedules and exhibits), as amended when it became effective, or, if it became effective prior to the execution of this Agreement, as supplemented or amended prior to the execution of this Agreement is herein called the “Registration Statement.” If it is contemplated, at the time this Agreement is executed, that a post-effective amendment or post-effective amendments to the Registration Statement will be filed and must be declared effective before the offering of the Units may commence, the term “Registration Statement” as used in this Agreement means such registration statement as amended by said post-effective amendment or post-effective amendments. If it is contemplated, at the time the Agreement is executed, that a registration statement or statements will be filed pursuant to Rule 462(b) under the Act before the offering of the Units may commence, the term “Registration Statement” as used in this Agreement includes such registration statement or statements. The term “Basic Prospectus” as used in this Agreement shall mean the prospectus contained in the Registration Statement at the time such Registration Statement was declared effective or in the form in which it has been most recently filed with the Commission on or prior to the date of this Agreement. “Final Prospectus” shall mean the prospectus supplement relating to the Units and the offering thereof that is first filed pursuant to Rule 424(b) after the date and time this Agreement is executed and delivered by the parties hereto, together with the Basic Prospectus.

All references in this Agreement to financial statements and schedules and other information that are “contained,” “ included “ or “stated” in the Registration Statement, the Basic Prospectus or the Final Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information that is incorporated by reference in the Registration Statement, the Basic Prospectus or the Final Prospectus, as the

case may be; any reference in this Agreement to the Registration Statement, the Basic Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3, as of the dates of the Registration Statement, the Basic Prospectus or the Final Prospectus, as the case may be; and any reference to any amendment or supplement to the Registration Statement, the Basic Prospectus or the Final Prospectus shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) which, upon filing, are incorporated by reference therein, as required by paragraph (b) of Item 12 of Form S-3. As used herein, the term “Incorporated Documents” means the documents which at the time are incorporated by reference in the Registration Statement, the Basic Prospectus or the Final Prospectus or any amendment or supplement thereto.

Ferrellgas, Inc., a Delaware corporation (the “General Partner”), is the sole general partner of the Partnership and the sole general partner of Ferrellgas, L.P. (the “Operating Partnership”). The Partnership, the Operating Partnership and the General Partner are collectively referred to herein as the “Ferrellgas Parties.” The Ferrellgas Parties confirm as follows their agreements with the Underwriter:

1.                 Sale and Purchase. Upon the basis of the warranties and representations and subject to the terms and conditions herein set forth, the Partnership agrees to issue and sell to the Underwriter and the Underwriter agrees to purchase from the Partnership 1,950,000 Firm Units at a purchase price of $19.79 per Unit (the “Purchase Price Per Unit”) (other than the Affiliate Units that will be purchased by the Affiliate Purchasers). The Partnership is advised by you that the Underwriter intends initially to offer the Firm Units upon the terms set forth in the Final Prospectus. You may from time to time increase or decrease the public offering price after the initial public offering to such extent as you may determine.

In addition, the Partnership hereby grants to the Underwriter the option to purchase, and upon the basis of the warranties and representations and subject to the terms and conditions herein set forth, the Underwriter shall have the right to purchase from the Partnership all or a portion of the Additional Units in the event the Underwriter sells more than the number of Firm Units in the offering at the Purchase Price Per Unit (other than the Affiliate Units that will be purchased by the Affiliate Purchasers). This option may be exercised by the Underwriter at any time (but not more than once) on or before the thirtieth day following the date hereof, by written notice to the Partnership. Such notice shall set forth the aggregate number of Additional Units as to which the option is being exercised, and the date and time when the Additional Units are to be delivered (such date and time being herein referred to as the “additional time of purchase”); provided, however, that the additional time of purchase shall not be earlier than the time of purchase (as defined below) nor earlier than the second business day1 after the date on which the option shall have been exercised nor later than the tenth business day after the date on which the option shall have been exercised.

_________________________

1       As used herein “business day” shall mean a day on which the New York Stock Exchange is open for trading.

2.                 Payment and Delivery. Payment of the purchase price for the Firm Units shall be made to the Partnership by Federal Funds wire transfer, against delivery of the Firm Units to you through the facilities of The Depository Trust Company for the account of the Underwriter. Such payment and delivery shall be made at 10:00 A.M., New York City time, on June 15, 2005. (unless another time shall be agreed to in writing by you and the Partnership). The time at which such payment and delivery of the Firm Units are actually made is hereinafter sometimes called the “time of purchase.”

Electronic transfer of the Firm Units shall be made to you at the time of purchase in such names and in such denominations as you shall specify. Payment of the purchase price for the Additional Units shall be made at the additional time of purchase in the same manner and at the same office as the payment for the Firm Units. Electronic transfer of the Additional Units shall be made to you at the additional time of purchase in such names and such denominations as you shall specify.

Deliveries of the documents described in Section 6 hereof with respect to the purchase of the Units shall be made at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin Street, Houston, Texas, 77002, at 9:00 A.M., New York City time, on the date of the closing of the purchase of the Firm Units or the Additional Units, as the case may be.

3.                 Representations and Warranties of the Ferrellgas Parties. Each of the Ferrellgas Parties, jointly and severally, represents and warrants to and agrees with the Underwriter that:

(a)               No order preventing or suspending the use of the Basic Prospectus has been issued by the Commission, and the Basic Prospectus included as part of the Registration Statement as originally filed or as part of any amendment or supplement thereto conformed when so filed in all material respects with the requirements of the Act, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Partnership by the Underwriter expressly for use therein;

(b)               The Registration Statement in the form in which it became or becomes effective and also in such form as it may be when any post-effective amendment thereto shall become effective, and the Final Prospectus and any supplement or amendment thereto when filed with the Commission under Rule 424(b) and at the time of purchase and, if applicable, at the additional time of purchase, conformed or will conform in all material respects with the requirements of the Act, and did not or will not at any such times contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the statements made or to be made by the Partnership in such documents within the coverage of Rule 175(b) under the Act, including (but not limited to) any statements with respect to the anticipated ratio of taxable income to distributions, were made or will be made with a reasonable basis and in good faith; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Partnership by the Underwriter expressly for use therein;

(c)               The Incorporated Documents heretofore filed, when they were filed (or, if any amendment with respect to any such document was filed, when such amendment was filed), conformed in all material respects with the requirements of the Exchange Act; any further Incorporated Documents so filed will, when they are filed, conform in all material respects with the requirements of the Exchange Act; no such document when it was filed (or, if an amendment with respect to any such document was filed, when such amendment was filed), contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and no such further document, when it is filed will contain an untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(d)               Each of the Partnership and the Operating Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), with power and authority (partnership and other) to own or lease its properties and to conduct its business, in each case as described in the Final Prospectus, and has been duly qualified or registered as a foreign limited partnership for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns or leases property, or conducts any business, so as to require such qualification or registration (except where the failure to be so qualified or registered would not have a material adverse effect upon the business, prospects, financial condition or results of operations of the Ferrellgas Parties, taken as a whole, or subject the Partnership or the holders of Common Units to any material liability or disability);

(e)               The General Partner has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of Delaware, with power and authority (corporate and other) to own or lease its properties, to conduct its business and to act as general partner of the Partnership and of the Operating Partnership, in each case as described in the Final Prospectus, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification (except where the failure to be so qualified would not have a material adverse effect upon the business, prospects, financial condition or results of operations of the Ferrellgas Parties, taken as a whole, or subject the Partnership or the holders of Common Units to any material liability or disability);

(f)                The General Partner is the sole general partner of the Partnership with a general partner interest in the Partnership of 1.0%; such general partner interest has been duly authorized and validly issued and is fully paid (to the extent required); and the General Partner owns such general partner interest free and clear of all liens, encumbrances, charges or claims (except for such liens, encumbrances, charges or claims as are not, individually or in the aggregate, material to the ownership, use or value thereof or as disclosed in the Final Prospectus);

(g)               The General Partner is the sole general partner of the Operating Partnership with a general partner interest in the Operating Partnership of 1.0101%; such general partner interest has been duly authorized and validly issued and is fully paid (to the extent required); and the General Partner owns such general partner interest free and clear of all liens, encumbrances, charges or claims (except for such liens, encumbrances, charges or claims as are not, individually or in the aggregate, material to the ownership, use or value thereof or as disclosed in the Final Prospectus);

(h)               The Partnership is the sole limited partner of the Operating Partnership, with a limited partner interest of 98.9899%; such limited partner interest has been duly authorized by the Operating Partnership Agreement (as defined below), and was validly issued and is fully paid and non-assessable (except as non-assessability may be affected by certain provisions of the Delaware Act); and the Partnership owns such limited partner interest in the Operating Partnership free and clear of all liens, encumbrances, charges or claims (except for such liens, encumbrances, charges or claims as are not, individually or in the aggregate, material to the ownership, use or value thereof or as disclosed in the Final Prospectus);

(i)                All outstanding Common Units and the Senior Units (as defined in the Partnership Agreement, as defined below) and the limited partner interests represented thereby have been duly authorized and validly issued and are fully paid and non-assessable (except as non-assessability may be affected by certain provisions of the Delaware Act);

(j)                The Common Units to be issued to the Underwriter and the limited partner interests represented thereby are duly authorized and, when issued and delivered against payment therefor as provided herein, will be validly issued, fully paid and non-assessable (except as non-assessability may be affected by certain provisions of the Delaware Act);

(k)               Except as disclosed in the Final Prospectus, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any limited partner interests in the Partnership or the Operating Partnership pursuant to the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated February 18, 2003, as amended by that First Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated March 8, 2005 (as it may be amended and restated at or prior to the time of purchase, the “Partnership Agreement”) or the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated April 7, 2004 (as it may be amended and restated at or prior to the time of purchase, the “Operating Partnership Agreement,” and together with the Partnership Agreement, the “Partnership Agreements”) or other governing documents or any agreement or other instrument to which the Partnership or the Operating Partnership is a party or by which either of them may be bound (except, in the case of restrictions upon voting or transfer, where such restrictions would not subject the Partnership or the holders of Common Units to any material liability or disability); the capitalization of the Partnership is in all material respects as described in the Final

Prospectus under the caption “Capitalization,” and the Common Units, the Senior Units and the Partnership Agreements conform in all material respects to the descriptions thereof contained in the Final Prospectus;

(l)                All of the outstanding shares of capital stock of the General Partner have been duly authorized and validly issued and are fully paid and non-assessable; and all of such shares are owned by Ferrell Companies, Inc. (“Ferrell”), free and clear of all liens, encumbrances, equities or claims (except for such liens, encumbrances, equities or claims as are not, individually or in the aggregate, material to the ownership, use or value thereof or as disclosed in the Final Prospectus);

(m)              The execution and delivery of, and the performance by each of the Ferrellgas Parties of their respective obligations under, this Agreement have been duly authorized by each of the Ferrellgas Parties, and this Agreement has been duly executed and delivered by each of the Ferrellgas Parties and constitutes the valid and legally binding agreement of each of the Ferrellgas Parties, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and limitations under federal or state securities laws with respect to the rights to indemnification or contribution hereunder; the Partnership Agreement has been duly authorized, executed and delivered by the General Partner for itself and as attorney-in-fact for each of the limited partners of the Partnership pursuant to the powers of attorney granted by the Partnership Agreement, and is a valid and legally binding agreement of the General Partner and each of the limited partners of the Partnership, enforceable against the General Partner and each of the limited partners of the Partnership in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; the Operating Partnership Agreement has been duly authorized, executed and delivered by the General Partner and the Partnership and is a valid and legally binding agreement of the General Partner and the Partnership, enforceable against the General Partner and the Partnership in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(n)               The issuance and sale of the Units by the Partnership, and the execution, delivery and performance by the Ferrellgas Parties of this Agreement and the consummation by each of the Ferrellgas Parties of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the Ferrellgas Parties is a party or by which any of the Ferrellgas Parties is bound or to which any of their properties or assets is subject, (ii) result in any violation of the provisions of the certificate or agreement of limited partnership or of the charter or bylaws or other organizational documents of any of the Ferrellgas Parties or (iii) result in a violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over any of them or any of their properties, except in the case of clause (i) or (iii) where such conflict, breach, violation or default will not prevent the consummation of the transactions contemplated herein and would not have a material adverse effect upon the business, prospects, financial condition or results of operations of the Ferrellgas Parties, taken as a whole, or subject the Partnership or the holders of Common Units to any material liability or disability; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issuance and sale of the Units by the Partnership or the consummation by the Ferrellgas Parties of the transactions contemplated hereby, except (i) the registration under the Act of the Units or (ii) such consents, approvals, authorizations, orders, registrations or qualifications (A) as have been, or prior to the time of purchase will be, obtained or (B) as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Units by the Underwriter;

(o)               Except as disclosed in the Final Prospectus, there are no legal or governmental proceedings pending to which any of the Ferrellgas Parties is a party or of which any of their respective properties is the subject, which, if determined adversely to such person, would, individually or in the aggregate, have a material adverse effect upon the business, prospects, financial condition or results of operations of the Ferrellgas Parties, taken as a whole; and to the knowledge of the Ferrellgas Parties, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(p)               The statements made in the Final Prospectus (i) under the caption “Description of Common Units, Senior Units and Deferred Participation Units,” insofar as they purport to constitute summaries of the terms of the Common Units, Senior Units and Deferred Participation Units, and (ii) under the captions “Tax Considerations,” “Tax Consequences,” “Conflicts of Interest and Fiduciary Responsibilities” and “Investment in us by Employee Benefit Plans,” insofar as they describe the provisions of the laws and documents therein described, are accurate, complete and fair summaries in all material respects;

(q)               Each of the Ferrellgas Parties carries, or is covered by, insurance in such amounts and covering such risks as is customarily obtained by businesses similarly situated, taking into account self-insurance;

(r)                None of the Ferrellgas Parties is in: (i) violation of its certificate or agreement of limited partnership or charter or bylaws or other organizational documents, as the case may be; or (ii) default (and no event has occurred which, with notice or lapse of time or both, would constitute such a default) in the due performance or observance of any term, covenant or condition contained in any agreement, indenture or instrument to which it or its property may be subject, or violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property may be subject, which default or violation, in the case of clause (ii), individually or in the aggregate, would have a material adverse effect upon the business, prospects, financial condition or results of operations of the Ferrellgas Parties, taken as a whole, or subject the Partnership or the holders of Common Units to any material liability or disability;

(s)               Except as disclosed in the Final Prospectus, each of the Ferrellgas Parties possesses, and is operating in compliance in all material respects with, all certificates,

authorities or permits issued by the appropriate local, state, federal or foreign regulatory agencies or bodies necessary to conduct the business currently (or, as described or contemplated in the Final Prospectus, to be) operated by it, except for such certificates, authorizations or permits which, if not obtained, would not have, individually or in the aggregate, a material adverse effect upon the ability of the Ferrellgas Parties to conduct their businesses in all material respects as currently conducted and as contemplated by the Final Prospectus to be conducted; and, except as disclosed in the Final Prospectus, none of the Ferrellgas Parties has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or filing, would have a material adverse effect upon the ability of the Ferrellgas Parties to conduct their businesses in all material respects as currently conducted and as contemplated by the Final Prospectus to be conducted;

(t)                None of the Ferrellgas Parties has any subsidiaries (other than the Partnership and the Operating Partnership themselves) which, individually or considered as a whole, would be deemed to be a significant subsidiary (as defined in Rule 405 under the Act);

(u)               The financial statements (including the related notes and supporting schedules) included in the Registration Statement and the Final Prospectus (and any amendment or supplement thereto) present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby, at the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except to the extent disclosed therein. The other financial information included in the Registration Statement or the Final Prospectus accurately presents in all material respects and was prepared on a basis consistent with the audited and unaudited historical consolidated financial statements from which it has been derived, except as disclosed therein. The pro forma financial statements and other pro forma financial information included in the Registration Statement or the Final Prospectus (i) present fairly in all material respects the information shown therein, (ii) have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and (iii) have been properly computed on the bases described therein. The assumptions used in the preparation of the pro forma financial statements and other pro forma financial information included in the Registration Statement or the Final Prospectus are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein. No other financial statements or schedules of the Partnership are required by the Act or the Exchange Act to be included in the Registration Statement or the Final Prospectus; and the Partnership and the Ferrellgas Parties do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not disclosed in the Final Prospectus.

(v)               Except as disclosed in the Final Prospectus, subsequent to the respective dates as of which such information is given in the Final Prospectus , (i) none of the Ferrellgas Parties has incurred any liability or obligation, indirect, direct or contingent (including off-balance sheet obligations), or entered into any transactions, not in the ordinary course of business, that, singly or in the aggregate, is material to the Ferrellgas Parties, taken as a whole, (ii) there has not been any material change in the capitalization, or material increase in the short-term debt or long-term debt, of the Partnership and the Operating Partnership, taken as a whole, and (iii) there has not been any material adverse change, or any development involving or which may reasonably be expected to involve, singly or in the aggregate, a prospective material adverse change in the business, prospects, financial condition or results of operations of the Ferrellgas Parties, taken as a whole;

(w)              There are no legal or governmental proceedings pending or, to the knowledge of the Ferrellgas Parties, threatened, against any of the Ferrellgas Parties or any of their subsidiaries, or to which any of the Ferrellgas Parties or any of their subsidiaries is a party, or to which any of their respective properties is subject, that are required to be described in the Registration Statement or the Final Prospectus that are not described as required; there are no agreements, contracts, indentures, leases or other instruments that are required to be described in the Registration Statement or the Final Prospectus or to be filed as an exhibit to the Registration Statement that are not described or filed as required by the Act; and there are no relationships or transactions with management or affiliates of the Partnership that are required to be described in the Registration Statement or the Final Prospectus that are not so described as required by the Act;

(x)               The Ferrellgas Parties and their subsidiaries have good and marketable title to all real property and good title to all personal property described in the Final Prospectus as being owned by them, free and clear of all liens, claims, security interests or other encumbrances except (i) such as are described in the Final Prospectus or (ii) such as do not materially interfere with the use of such properties, taken as a whole, as such use is described in the Final Prospectus, including liens, claims, security interests and other encumbrances pursuant to mortgage and/or security agreements given as security for certain non-compete agreements with the prior owners of certain businesses previously acquired by the Ferrellgas Parties and their subsidiaries; and all real property and buildings held under lease by any of the Ferrellgas Parties or any of their subsidiaries are held under valid and subsisting and enforceable leases with such exceptions as do not materially interfere with the use of such properties, taken as a whole, as such use is described in the Final Prospectus;

(y)               Except as disclosed in the Final Prospectus, and except as would not have a material adverse effect upon the business, prospects, financial condition or results of operations of the Ferrellgas Parties, taken as a whole, (i) none of the Ferrellgas Parties or their subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code or rule of common law, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous

Materials (collectively, “Environmental Laws”), (ii) the Ferrellgas Parties and their subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (iii) there are no pending or, to the knowledge of the Ferrellgas Parties, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating to any Environmental Law against the Ferrellgas Parties or any of their subsidiaries or any of their respective properties, and (iv) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against the Ferrellgas Parties or any of their subsidiaries or any of their respective properties relating to Hazardous Materials or any Environmental Laws;

(z)               None of the Ferrellgas Parties has taken, and none of such entities shall take any action that would result in a violation of Section 242.102 of Regulation M promulgated under the Exchange Act in connection with the sale of the Common Units;

(aa)             Deloitte & Touche LLP, who has certified certain financial statements of the Partnership and the General Partner incorporated by reference in the Registration Statement and the Final Prospectus, is an independent registered public accounting firm with respect to the Partnership and the General Partner as required by the Act;

(bb)            Ernst & Young LLP, who has certified certain financial statements of Blue Rhino Corporation incorporated by reference in the Registration Statement and the Final Prospectus, is an independent registered public accounting firm with respect to Blue Rhino Corporation;

(cc)             Each of the Ferrellgas Parties is, and after giving effect to the offering and the sale of the Units, will be, exempt from regulation as an “investment company,” a person “controlled by” an “investment company” or an “affiliated person” of or “promoter” or “principal underwriter” for an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(dd)            Each of the Ferrellgas Parties is, and after giving effect to the offering and the sale of the Units, will be, exempt from regulation as a “holding company” or a “subsidiary company” of a “holding company” thereof within the meaning of the Public Utility Holding Company Act of 1935, as amended;

(ee)             The Partnership maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and (B) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; the Partnership has established and maintains “disclosure controls and procedures” (as such terms are defined in Rule 13a-14 and 15d-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Partnership, including its consolidated subsidiaries, is made known to the General Partner’s Chief Executive Officer and Chief Financial Officer by others within the General Partner, and such disclosure controls and procedures are effective to ensure that material information relating to the Partnership, including its consolidated subsidiaries, is made known to the General Partner’s Chief Executive Officer and Chief Financial Officer by others within the General Partner; the Partnership’s auditors and the Audit Committee of the Board of Directors of the General Partner have been advised of: (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Partnership’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Partnership’s internal controls; any material weaknesses in internal controls have been identified for the Partnership’s auditors; and since the date of the most recent evaluation of the effectiveness of the design and operation of the Partnership’s disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including no corrective actions with respect to significant deficiencies and material weaknesses in the Partnership’s internal controls; the Partnership, and, to the knowledge of the Ferrellgas Parties, the directors and officers of the General Partner in their capacities as such, are otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder by the Commission; and

(ff)               Subject to the provisions of Sections 13(k)(2) and (3) of the Exchange Act and since July 30, 2002, the Partnership has not, directly or indirectly, including through any subsidiary, extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the General Partner; except, with respect to any extension of credit maintained by the Partnership on July 30, 2002, for which there has been no material modification to any term of any such extension of credit or any renewal of such extension of credit on or after July 30, 2002.

4.                 Certain Covenants of the Partnership and the General Partner. Each of the Partnership and the General Partner hereby agrees:

(a)               to furnish such information as may be required and otherwise to cooperate in qualifying the Units for offering and sale under the securities or blue sky laws of such states as you may designate and to maintain such qualifications in effect so long as required for the distribution of the Units; provided that the Partnership shall not be required to qualify as a foreign partnership or to consent to the service of process under the laws of any such state (except service of process with respect to the offering and sale of the Units); and to promptly advise you of the receipt by the Partnership of any notification with respect to the suspension of the qualification of the Units for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(b)               during the period of time referred to in the second sentence in sub-paragraph (e) below, to advise you and counsel for the Underwriter promptly and, if requested by you, to confirm such advice in writing: (i) of any request by the Commission for amendment of or a supplement to any of the Registration Statement, the Basic Prospectus or the Final Prospectus or for additional information; (ii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the suspension of qualification of the Units for offering or sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iii) of any change in the business, prospects, financial condition or results of operations of any of the Ferrellgas Parties, or of the happening of any event, which makes any statement of a material fact made in the Registration Statement or the Final Prospectus (as then amended or supplemented) untrue or that requires the making of any additions to or changes in the Registration Statement or the Final Prospectus (as then amended or supplemented) in order to state a material fact required by the Act to be stated therein or necessary in order to make the statements therein not misleading, or of the necessity to amend or supplement the Final Prospectus (as then amended or supplemented) to comply with the Act or any other law. If at any time within the period of time referred to in the second sentence in sub-paragraph (e) below, the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, the Partnership and the General Partner will make every reasonable effort to obtain the withdrawal of such order at the earliest possible time;

(c)               to furnish to you, at your request and without charge, (i) one signed copy of the Registration Statement as originally filed with the Commission and of each amendment thereto, including financial statements and all exhibits to the Registration Statement, (ii) such number of conformed copies of the Registration Statement as originally filed and of each amendment thereto, but without exhibits, as you may request, (iii) such number of copies of the Incorporated Documents, without exhibits, as you may request, and (iv) such number of copies of the exhibits to the Incorporated Documents as you may request;

(d)               prior to the end of the period of time referred to in the second sentence in sub-paragraph (e) below, not to file any amendment to the Registration Statement or make any amendment or supplement to the Final Prospectus, or file any document that, upon filing, becomes an Incorporated Document, of which you and counsel for the Underwriter shall not previously have been advised or to which, after you and counsel for the Underwriter shall have received a copy of the document proposed to be filed, you shall reasonably object; provided that your consent shall not be unreasonably withheld or delayed;

(e)               to cause the Final Prospectus to be filed pursuant to, and in compliance with, Rule 424(b). As soon after the execution and delivery of this Agreement as possible and thereafter from time to time for such period as in the opinion of counsel for the Underwriter a prospectus is required by the Act to be delivered in connection with sales of the Units by the Underwriter or dealer, the Partnership and the General Partner will expeditiously deliver to the Underwriter and each dealer, without charge, as many copies of the Final Prospectus (and of any amendment or supplement thereto) as you may reasonably request. The Partnership and the General Partner consent to the use of the

Final Prospectus (and of any amendment or supplement thereto) in accordance with the provisions of the Act and with the securities or Blue Sky laws of the jurisdictions in which the Units are offered by the Underwriter and by all dealers to whom Units may be sold, both in connection with the offering and sale of the Units and for such period of time thereafter as the Final Prospectus is required by the Act to be delivered in connection with sales of the Units by the Underwriter or dealer. If during such period of time any event shall occur that in the judgment of the Partnership or the General Partner or in the opinion of counsel for the Underwriter is required to be set forth in the Final Prospectus (as then amended or supplemented) or should be set forth therein in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Final Prospectus (or to file under the Exchange Act any document that, upon filing, becomes an Incorporated Document) in order to comply with the Act or any other law, the Partnership and the General Partner will forthwith prepare and, subject to the provisions of sub-paragraph (d) above, file with the Commission an appropriate supplement or amendment thereto (or to such document), and will expeditiously furnish to the Underwriter and dealers a reasonable number of copies thereof. In the event that the Partnership or the General Partner and the Underwriter agree that the Final Prospectus should be amended or supplemented, the Partnership and the General Partner, if requested by you, will promptly issue a press release announcing or disclosing the matters to be covered by the proposed amendment or supplement;

(f)                to make generally available to its security holders as soon as practicable, but in any event not later than eighteen months after the “effective date of the Registration Statement” (as defined in Rule 158(c) of the Act), an earnings statement of the Partnership (which need not be audited) complying with Section 11(a) of the Act;

(g)               to apply the net proceeds from the sale of the Units in the manner set forth under the caption “Use of Proceeds” in the Final Prospectus;

(h)               not to issue, sell, offer or agree to sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any Common Units or securities convertible into or exchangeable or exercisable for Common Units (including, but not limited to, any Senior Units) or warrants or other rights to purchase Common Units or any other securities of the Partnership that are substantially similar to Common Units or permit the registration under the Act of any Common Units or Senior Units, except for the registration of the Units and the sales to the Underwriter pursuant to this Agreement and except for (i) issuances of Common Units upon the exercise of outstanding options, (ii) the issuance of Common Units upon conversion of Senior Units pursuant to the terms of the Partnership Agreement (as it may be amended from time to time subsequent to the date hereof), (iii) the registration of Senior Units or Common Units issued upon conversion of Senior Units pursuant to the terms of certain registration rights agreements, or (iv) issuances of Common Units in connection with the acquisition of assets, businesses or the capital stock or other ownership of businesses by the Partnership or the Operating Partnership if the recipient(s) of such Common Units agree in writing to substantially similar terms to the terms of the letters referred to in Section 6(i) of this Agreement during the balance of the period covered by those letters, which agreement shall name the Underwriter as an intended beneficiary, for a period of ninety (90) days after the date hereof, without the prior written consent of the Underwriter;

(i)                to use its best efforts to cause the Common Units to be listed on the New York Stock Exchange (“NYSE”); and

(j)                to pay all expenses, fees and taxes (other than any transfer taxes and fees and disbursements of counsel for the Underwriter except as set forth under Section 5 hereof or (iii) below) in connection with (i) the preparation and filing of the Registration Statement, the Final Prospectus, and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to the Underwriter and to dealers (including costs of mailing and shipment), (ii) the issuance, sale and delivery of the Units by the Partnership, (iii) the qualification of the Units for offering and sale under state laws and the determination of their eligibility for investment under state law as aforesaid (including the legal fees and filing fees and other disbursements of counsel to the Underwriter) and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to the Underwriter and to dealers, (iv) any listing of the Units on any securities exchange and any registration thereof under the Exchange Act, (v) the filing for review of the public offering of the Units by the National Association of Securities Dealers, Inc., and (vi) the performance of the Partnership’s other obligations hereunder.

5.                 Reimbursement of Underwriter’s Expenses. If the Units are not delivered for any reason other than the termination of this Agreement pursuant to the second and third paragraphs of Section 7, the Partnership shall, in addition to paying the amounts described in Section 4(j) hereof, reimburse the Underwriter for all of its out-of-pocket expenses, including the fees and disbursements of its counsel.

6.                 Conditions of Underwriter’s Obligations. The obligations of the Underwriter hereunder are subject to the accuracy of the representations and warranties set forth in this Agreement on the part of the Ferrellgas Parties on the date hereof and at the time of purchase (and the obligations of the Underwriter at the additional time of purchase are subject to the accuracy of the representations and warranties set forth in this Agreement on the part of the Ferrellgas Parties on the date hereof and at the time of purchase (unless previously waived) and at the additional time of purchase, as the case may be), the performance by the Partnership of its obligations hereunder and to the following additional conditions precedent:

(a)               The Partnership shall furnish to you at the time of purchase and at the additional time of purchase, as the case may be, an opinion of Mayer, Brown, Rowe & Maw LLP, counsel for the Partnership, addressed to the Underwriter, and dated the time of purchase or the additional time of purchase, as the case may be, in form satisfactory to Vinson & Elkins L.L.P., counsel for the Underwriter, stating that:

(i)                Each of the Partnership and the Operating Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act, with power and authority to own or lease its properties and to conduct its business as described in the Final Prospectus;

(ii)               The General Partner has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own or lease its properties, to conduct its businesses and to act as general partner of the Partnership and of the Operating Partnership, in each case as described in the Final Prospectus;

(iii)              The Partnership is duly qualified or registered as a foreign limited partnership for the transaction of business and is in good standing under the laws of the State of Missouri;

(iv)              The Operating Partnership is duly qualified or registered as a foreign limited partnership for the transaction of business and is in good standing under the laws of the State of Missouri;

(v)               The General Partner is duly qualified or registered as a foreign corporation for the transaction of business and is in good standing under the laws of the State of Missouri;

(vi)              The General Partner is the sole general partner of the Partnership and the Operating Partnership with a general partner interest in the Partnership of 1.0% and a general partner interest in the Operating Partnership of 1.0101%; such general partner interests have been duly authorized and validly issued and are fully paid, and are owned by the General Partner free and clear of all liens, encumbrances, charges or claims of record (A) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware or the State of Missouri, as applicable, naming the General Partner as debtor is on file in the office of the Secretary of State of the State of Delaware or the State of Missouri or (B) otherwise known to such counsel, other than those created by or arising under the Delaware Act;

(vii)             The Partnership is the sole limited partner of the Operating Partnership, with a limited partner interest of 98.9899%; such limited partner interest has been duly authorized and validly issued and is fully paid and non-assessable (except as non-assessability may be affected by certain provisions of the Delaware Act); and, the Partnership owns such limited partner interest in the Operating Partnership free and clear of all liens, encumbrances, charges or claims of record (A) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware or the State of Missouri, as applicable, naming the Partnership as debtor is on file in the office of the Secretary of State of the State of Delaware or the State of Missouri or (B) otherwise known to such counsel, other than those created by or arising under the Delaware Act or disclosed in the Final Prospectus;

(viii)            The Firm Units issued to the Underwriter, including any Additional Units that may be issued at the time of purchase or the additional time of purchase, as the case may be, and the limited partner interests represented thereby have been duly authorized and, when issued and delivered against payment therefor as provided herein, will be validly issued, fully paid and non-

assessable (except as non-assessability may be affected by certain provisions of the Delaware Act);

(ix)              Except as disclosed in the Final Prospectus, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any limited partner interests in the Partnership or the Operating Partnership pursuant to either of the Partnership Agreements or other governing documents or any agreement or other instrument identified in any exhibit list to the Incorporated Documents to which the Partnership or the Operating Partnership is a party or by which either of them is bound (except, in the case of restrictions upon voting or transfer, where such restrictions would not subject the Partnership or the holders of Common Units to any material liability or disability);

(x)               The Partnership Agreement, the Operating Partnership Agreement and this Agreement have been duly authorized, executed and delivered by each of the Ferrellgas Parties, as the case may be and each of the Partnership Agreement and the Operating Partnership Agreement constitutes a valid and legally binding agreement of each of the Ferrellgas Parties, as the case may be, enforceable against such person, as the case may be, in accordance with their respective terms, in each case, subject to (A) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, (B) limitations imposed by public policy, applicable law relating to fiduciary duties and the judicial imposition of an implied covenant of good faith and fair dealing and (C) limitations under federal or state securities laws with respect to the rights to indemnification or contribution thereunder;

(xi)              The statements set forth in the Final Prospectus (i) under the caption “Description of Common Units, Senior Units and Deferred Participation Units” insofar as they purport to constitute summaries of the terms of the Common Units, Senior Units and Deferred Participation Units, and (ii) under the captions “Tax Considerations,” “Tax Consequences,” and “Investment in us by Employee Benefit Plans” insofar as they describe the provisions of the laws and documents therein described, are accurate, complete and fair summaries in all material respects;

(xii)             The issuance and sale of the Units by the Partnership and the execution, delivery and performance by the Ferrellgas Parties of this Agreement and the consummation by each of the Ferrellgas Parties of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument identified in any exhibit list to the Incorporated Documents, nor will such action result in any breach of the provisions of the Partnership Agreement or the Operating Partnership Agreement or of the charter or bylaws of any of the Ferrellgas Parties or, to the knowledge of such counsel, violate any federal law of the United States or any rules or regulations adopted by a governmental agency thereof applicable to the Ferrellgas Parties, excluding in each case any violations (other than any violations relating to provisions of the Partnership Agreement or the Operating Partnership Agreement or the charter or bylaws of any of the Ferrellgas Parties) which, individually or in the aggregate, would not have a material adverse effect upon the holders of Common Units or on the business, prospects, financial condition or results of operations of any of the Ferrellgas Parties, taken as a whole; provided, however, that, for the purposes of this sub-paragraph (xii), no opinion is expressed with respect to federal or state securities laws, other antifraud laws and fraudulent transfer laws;

(xiii)            No consent, approval, authorization, order, registration or qualification of or with any United States federal court or governmental agency or body having jurisdiction over any of the Ferrellgas Parties or any of their properties is required for the issuance and sale of the Units by the Partnership or for the consummation by the Ferrellgas Parties of the transactions contemplated by this Agreement, except in each case for such consents, approvals, authorizations, orders, registrations or qualifications (A) as have been obtained, (B) as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Units by the Underwriter or (C) the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the business, prospects, financial condition or results of operations of the Ferrellgas Parties, taken as a whole;

(xiv)            To the knowledge of such counsel, there are no legal or governmental proceedings pending or threatened against any of the Ferrellgas Parties or to which any property of any of them is subject that would be required to be disclosed in the Final Prospectus and are not so disclosed;

(xv)             Each of the Ferrellgas Parties is exempt from regulation as an “investment company,” a person “controlled by” an “investment company” or an “affiliated person” of or “promoter” or “principal underwriter” for an “investment company,” as such terms are defined in the Investment Company Act;

(xvi)            Each of the Ferrellgas Parties is exempt from regulation as a “holding company” or a “subsidiary company” of a “holding company” thereof within the meaning of the Public Utility Holding Company Act of 1935, as amended;

(xvii)           The Registration Statement has been declared effective by the Commission under the Act; and to the knowledge of such counsel no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or threatened by the Commission; and

(xviii)          The Registration Statement and the Final Prospectus and any further amendments and supplements thereto made by the Partnership prior to the time of purchase or the additional time of purchase, as the case may be, (other than the financial statements and related schedules and other financial data contained therein, as to which such counsel need express no opinion) appear on their face to comply as to form in all material respects with the requirements of the Act.

Such counsel shall also deliver a letter to the effect that they have participated in conferences with officers and other representatives of the Partnership, representatives of the independent public accountants of the Partnership and representatives and counsel of the Underwriter at which the contents of the Registration Statement and the Final Prospectus and related matters were discussed and based on such participation and review, although such counsel is not passing upon and does not assume responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Final Prospectus and such counsel has made no independent check or verification thereof (except as and to the extent stated in sub-paragraph (xi) above), on the basis of the foregoing no facts have come to such counsel’s attention that have caused them to believe that (A) the Registration Statement at the time such Registration Statement became effective and as of the time of purchase or the additional time of purchase, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (B) the Final Prospectus, as of its date and as of the time of purchase or the additional time of purchase, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (C) any amendment or supplement to the Final Prospectus, as of its respective date, and as of the time of purchase or the additional time of purchase, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that such counsel need express no opinion with respect to the financial statements and schedules and other financial data included in the Registration Statement or Final Prospectus).

In addition, such counsel shall have furnished to you their written opinion, dated as of the time of purchase or the additional time of purchase, as the case may be, in form and substance satisfactory to you in your reasonable judgment, (A) that the statements in the Final Prospectus under the captions “Tax Consequences” and “Tax Considerations,” insofar as such statements constitute legal conclusions, have been reviewed by such counsel and fairly and accurately present and summarize, in all material respects as of the date of this opinion, the matters referred to therein and (B) that based upon the representations of the Partnership and the General Partner, at least 90% of the Partnership’s gross income will constitute income that, in the opinion of counsel, is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code of 1996, as amended; provided that for purposes of the opinions in clauses (A) and (B) above, such counsel shall be able to rely on customary exceptions, qualifications and assumptions for opinions of this type..

In rendering such opinions, and in addition to those permitted reliances described in the immediately preceding paragraph, such counsel may (A) rely in respect of matters of fact upon certificates of the Partnership and the Operating Partnership and of officers and employees of the General Partner and Ferrell and upon information obtained from public officials, and may assume that the signatures on all documents examined by such counsel are genuine, (B) state that their opinions are limited to federal laws, the Delaware Act and the Delaware General

Corporation Law and (C) state that they express no opinion with respect to state or local tax statutes to which any of the limited partners of the Partnership or any of the Ferrellgas Parties may be subject.

(b)               You shall have received from Deloitte & Touche LLP, letters dated, respectively, the date of this Agreement and the time of purchase and additional time of purchase, as the case may be, and addressed to the Underwriter in the forms heretofore approved by the Underwriter.

(c)               You shall have received from Ernst & Young LLP, a letter dated the date of this Agreement and addressed to the Underwriter in the form heretofore approved by the Underwriter.

(d)               You shall have received at the time of purchase and at the additional time of purchase, as the case may be, the favorable opinion of Vinson & Elkins L.L.P., counsel for the Underwriter, dated the time of purchase or the additional time of purchase, as the case may be, with respect to such matters as may be reasonably requested by the Underwriter.

(e)               All filings, if any, required by Rule 424(b) shall have been timely made; and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(f)                (i)  None of the Ferrellgas Parties shall have sustained since the date of the latest audited financial statements included in the Final Prospectus any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Final Prospectus, and (ii) since the respective dates as of which information is given in the Final Prospectus there shall not have been any change in the capitalization or long-term debt of the Ferrellgas Parties, taken as a whole, or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, security holders’ equity or results of operations of the Ferrellgas Parties, taken as a whole, otherwise than as set forth or contemplated in the Final Prospectus, the effect of which, in any such case described in clause (i) or (ii), is in your judgment so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Common Units being delivered at such time of purchase on the terms and in the manner contemplated in the Final Prospectus;

(g)               On or after the date hereof (i) no downgrading shall have occurred in the rating accorded the Partnership’s or the Operating Partnership’s debt securities by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Partnership’s or the Operating Partnership’s debt securities;

(h)               There shall have been furnished to you at such time of purchase certificates satisfactory to you, signed on behalf of the General Partner by the President or a Vice President thereof and on behalf of the Partnership by the General Partner by an authorized officer thereof to the effect that:

(i)                In the case of the Partnership (A) the representations and warranties of the Partnership contained in this Agreement are true and correct at and as of such time of purchase as though made at and as of such time of purchase; (B) the Partnership has duly performed all obligations required to be performed by it pursuant to the terms of this Agreement at or prior to such time of purchase; (C) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or, to the knowledge of the Ferrellgas Parties, threatened by the Commission, and all requests for additional information on the part of the Commission have been complied with or otherwise satisfied; (D) the Units have been duly listed, subject only to official notice of issuance, on the NYSE; and (E) no event contemplated by subsection (f) of this Section 0 in respect of the Partnership or the Operating Partnership shall have occurred; and

(ii)               In the case of the General Partner (A) the representations and warranties of the General Partner contained in this Agreement are true and correct at and as of such time of purchase as though made at and as of such time of purchase; and (B) the General Partner has duly performed all obligations required to be performed by it pursuant to the terms of this Agreement at or prior to such time of purchase.

(i)                You shall have received executed letters in the form attached hereto as Annex A from each of the directors and named executive officers of the General Partner and certain of its affiliates, including Ferrell, JEF Capital Management, Inc. and Malcolm McQuilkin named on Annex B hereto.

(j)                The Units shall have been approved for listing on the NYSE, subject only to official notice of issuance at or prior to the time of purchase or the additional time of purchase, as the case may be.

(k)           The Underwriter shall have received an executed letter agreement, in the form attached hereto as Annex C, from each of Ferrell Companies, Inc. and Malcolm McQuilkin (the Affiliate Purchasers”).

7.                 Effective Date of Agreement; Termination. This Agreement shall become effective when the parties hereto have executed and delivered this Agreement.

The obligations of the Underwriter hereunder shall be subject to termination in the absolute discretion of the Underwriter, if (x) since the time of execution of this Agreement or the earlier respective dates as of which information is given in the Registration Statement and the Final Prospectus, there has been any material adverse and unfavorable change, financial or otherwise, in the operations, business, condition or prospects of the Partnership and the Operating Partnership taken as a whole, which would, in the Underwriter’s judgment, make it impracticable or inadvisable to proceed with the public offering or the delivery of the Units on the terms or in the manner contemplated in the Final Prospectus, or (y) since the time of execution of this Agreement, there shall have occurred any downgrading, or any notice shall have been given of (i) any intended or potential downgrading or (ii) any watch, review or possible change that does not indicate an affirmation or improvement, in the rating accorded any securities of or guaranteed by the Partnership or the Operating Partnership by any “nationally recognized statistical rating organization,” as that term is defined in Rule 436(g)(2) under the Act or, (z) since the time of execution of this Agreement, there shall have occurred: (i) a suspension or material limitation in trading in securities generally on the NYSE, the American Stock Exchange or the NASDAQ National Market; (ii) a suspension or material limitation in trading in the Partnership’s securities on the NYSE; (iii) a general moratorium on commercial banking activities declared by either federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) an outbreak or escalation of hostilities or acts of terrorism involving the United States or a declaration by the United States of a national emergency or war; or (v) any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) above in the Underwriter’s judgment makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Units on the terms and in the manner contemplated in the Final Prospectus.

If the Underwriter elects to terminate this Agreement as provided in this Section 7, the Partnership shall be notified promptly by letter or telegram.

If the sale to the Underwriter of the Units, as contemplated by this Agreement, is not carried out by the Underwriter for any reason permitted under this Agreement or if such sale is not carried out because the Partnership shall be unable to comply with any of the terms of this Agreement, the Partnership shall not be under any obligation or liability under this Agreement (except to the extent provided in Sections 4(j), 5 and 8 hereof), and the Underwriter shall be under no obligation or liability to the Partnership under this Agreement (except to the extent provided in Section 8 hereof).

8.	Indemnity and Contribution.

(a)               The Ferrellgas Parties agree, jointly and severally, to indemnify, defend and hold harmless the Underwriter, its partners, directors and officers, and any person who controls the Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Underwriter or any such person may incur under the Act, the Exchange Act, common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Final Prospectus or in the Registration Statement or in any amendment or supplement thereto, or arises out of or is based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements made therein not misleading, except insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information concerning the Underwriter furnished in writing by or on behalf of the Underwriter through you to the Partnership expressly for use in such Registration Statement, such Final Prospectus or arises out of or is based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in such Registration Statement, such Final Prospectus or necessary to make such information not misleading.

(b)               If any action, suit or proceeding (together, a “Proceeding”) is brought against the Underwriter or any such person in respect of which indemnity may be sought against the Ferrellgas Parties pursuant to the foregoing paragraph, the Underwriter or such person shall promptly notify the Ferrellgas Parties in writing of the institution of such Proceeding and the Ferrellgas Parties shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to so notify the Ferrellgas Parties shall not relieve the Ferrellgas Parties from any liability which the Ferrellgas Parties may have to the Underwriter or any such person or otherwise. The Underwriter or such controlling person shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Underwriter or of such person unless the employment of such counsel shall have been authorized in writing by the Ferrellgas Parties in connection with the defense of such Proceeding or the Ferrellgas Parties shall not have, within a reasonable period of time in light of the circumstances, employed counsel to have charge of the defense of such Proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from, additional to or in conflict with those available to the Ferrellgas Parties (in which case the Ferrellgas Parties shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties but the Ferrellgas Parties may employ counsel and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the Ferrellgas Parties), in any of which events the reasonable fees and expenses shall be borne by the Ferrellgas Parties and paid as incurred (it being understood, however, that the Ferrellgas Parties shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding). The Ferrellgas Parties shall not be liable for any settlement of any such Proceeding effected without its written consent but if settled with the written consent of the Ferrellgas Parties, the Ferrellgas Parties agree to indemnify and hold harmless the Underwriter and any such person from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of this paragraph, then the indemnifying party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 business days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 days’ prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of such indemnified party.

(c)               The Underwriter agrees to indemnify, defend and hold harmless the Ferrellgas Parties, their partners, directors and officers and any person who controls the Ferrellgas Parties within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Ferrellgas Parties or any such person may incur under the Act, the Exchange Act, common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information concerning the Underwriter furnished in writing by the Underwriter to the Partnership expressly for use in the Registration Statement, the Final Prospectus or any amendment or supplement thereto, or arises out of or is based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in such Registration Statement, Final Prospectus or any amendment or supplement thereto or necessary to make such information not misleading. The Ferrellgas Parties acknowledge that the statements set forth in the last paragraph of the cover page of the Final Prospectus regarding delivery of the Units and, under the heading “Underwriting,” (i) the sentences related to concessions and reallowances and (ii) the paragraph related to stabilization in the Final Prospectus constitute the only information furnished in writing by or on behalf of the Underwriter for inclusion in the Final Prospectus.

If any Proceeding is brought against the Ferrellgas Parties or any such person in respect of which indemnity may be sought against the Underwriter pursuant to the foregoing paragraph, the Ferrellgas Parties or such person shall promptly notify the Underwriter in writing of the institution of such Proceeding and the Underwriter shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses, provided, however, that the omission to so notify the Underwriter shall not relieve the Underwriter, from any liability which the Underwriter may have to the Ferrellgas Parties or any such person or otherwise. The Ferrellgas Parties or such person shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Ferrellgas Parties or such person unless the employment of such counsel shall have been authorized in writing by the Underwriter in connection with the defense of such Proceeding or the Underwriter shall not have, within a reasonable period of time in light of the circumstances, employed counsel to have charge of the defense of such Proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to or in conflict with those available to the Underwriter (in which case the Underwriter shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties, but the Underwriter may employ counsel and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the Underwriter), in any of which events the reasonable fees and expenses shall be borne by the Underwriter and paid as incurred (it being understood, however, that the Underwriter shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding). The Underwriter shall not be liable for any settlement of any such Proceeding effected without the written consent of the Underwriter but if settled with the written consent of the Underwriter, the Underwriter agrees to indemnify and hold harmless the Ferrellgas Parties and any such person from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of this paragraph, then the indemnifying party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 business days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 days’ prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of such indemnified party.

(d)               If the indemnification provided for in this Section 8 is unavailable to an indemnified party under subsections (a) and (c) of this Section 8 in respect of any losses, damages, expenses, liabilities or claims referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, damages, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Ferrellgas Parties on the one hand and the Underwriter on the other hand from the offering of the Units or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or if the indemnified party failed to give the notice specified in clause (b) or (c) above, as applicable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Ferrellgas Parties on the one hand and the Underwriter on the other in connection with the statements or omissions which resulted in such losses, damages, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by the Ferrellgas Parties on the one hand and the Underwriter on the other shall be deemed to be in the same respective proportion as the total proceeds from the offering (before deducting expenses) received by the Ferrellgas Parties and the total underwriting discounts and commissions received by the Underwriter, bear to the aggregate public offering price of the Units. The relative fault of the Ferrellgas Parties on the one hand and the Underwriter on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Ferrellgas Parties or by the Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, damages, expenses, liabilities and claims referred to in this subsection shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating, preparing to defend or defending any claim or Proceeding.

(e)               The Ferrellgas Parties and the Underwriter agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in subsection (c) above. Notwithstanding the provisions of this Section 8, the Underwriter shall not be required to contribute any amount in excess of the amount by which the total price at which the Units underwritten by the Underwriter and distributed to the public were offered to the public exceeds the amount of any damage which the Underwriter has otherwise been required to pay by reason of such untrue statement or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)                The indemnity and contribution agreements contained in this Section 8 and the covenants, warranties and representations of the Ferrellgas Parties contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Underwriter, its partners, directors and officers or any person (including each partner, officer or director of such person) who controls the Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, or by or on behalf of the Ferrellgas Parties, their directors or officers or any person who controls the Ferrellgas Parties within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and shall survive any termination of this Agreement or the issuance and delivery of the Units. The Ferrellgas Parties and the Underwriter agree promptly to notify each other of the commencement of any Proceeding against it and, in the case of the Ferrellgas Parties, against any of the Ferrellgas Parties’ officers or directors in connection with the issuance and sale of the Units, or in connection with the Registration Statement, the Base Prospectus, or the Final Prospectus.

9.                 Notices. Except as otherwise herein provided, all statements, requests, notices and agreements shall be in writing or by telegram and, (a) if to the Underwriter, shall be sufficient in all respects if delivered or sent to Lehman Brothers Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Department, and, (b) if to the Ferrellgas Parties, shall be sufficient in all respects if delivered or sent to the Partnership at the offices of the Partnership at One Liberty Plaza, Liberty, Missouri  64068, Attention:  Chief Financial Officer.

10.              Governing Law; Construction. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”), directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York. The Section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

11.              Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided. Each party to this Agreement agrees that (i) no other party to this Agreement (including its agents and representatives) had made any representation, warranty, covenant or agreement to or with such party relating to the transactions contemplated hereby, other than those expressly set forth herein, and (ii) such party has not relied upon any representation, warranty, covenant or agreement relating to the transactions contemplated hereby, other than those referred to in clause (i) above.

12.              Submission to Jurisdiction. Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Underwriter and the Ferrellgas Parties consent to the jurisdiction of such courts and personal service with respect thereto. The Underwriter and the Ferrellgas Parties hereby consent to personal jurisdiction, service and venue in any court in which any Claim arising out of or in any way relating to this Agreement is brought by any third party against the Underwriter or any indemnified party. The Underwriter and the Ferrellgas Parties (on their behalf and, to the extent permitted by applicable law, on behalf of their equityholders and affiliates) waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Underwriter and the Ferrellgas Parties agree that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Underwriter and the Ferrellgas Parties and may be enforced in any other courts in the jurisdiction of which they are or may be subject, by suit upon such judgment.

13.              Parties at Interest. The Agreement herein set forth has been and is made solely for the benefit of the Underwriter and the Ferrellgas Parties and to the extent provided in Section 8 hereof the controlling persons, partners, directors and officers referred to in such Section, and their respective successors, assigns, heirs, personal representatives and executors and administrators. No other person, partnership, association or corporation (including a purchaser, as such purchaser, from the Underwriter) shall acquire or have any right under or by virtue of this Agreement.

14.              Counterparts. This Agreement may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

15.              Successors and Assigns. This Agreement shall be binding upon the Underwriter and the Ferrellgas Parties and their successors and assigns and any successor or assign of any substantial portion of the Partnership’s and the Underwriter’s respective businesses and/or assets.

If the foregoing correctly sets forth the understanding among the Ferrellgas Parties and the Underwriter, please so indicate in the space provided below for the purpose, whereupon this letter and your acceptance shall constitute a binding agreement among the Ferrellgas Parties and the Underwriter.

Very truly yours,

FERRELLGAS PARTNERS, L.P.

By:	FERRELLGAS, INC.,

its General Partner

By: /s/Kevin T. Kelly

Kevin T. Kelly

Chief Financial Officer and

Senior Vice President

FERRELLGAS, L.P.

By:	FERRELLGAS, INC.,

its General Partner

By: /s/Kevin T. Kelly

Kevin T. Kelly

Chief Financial Officer and

Senior Vice President

FERRELLGAS, INC.

By: /s/Kevin T. Kelly

Kevin T. Kelly

Chief Financial Officer and

Senior Vice President

FERRELLGAS PARTNERS, L.P.

UNDERWRITING AGREEMENT

Accepted and agreed to as of the date first above written,

By: LEHMAN BROTHERS INC.

By: /s/Oscar K. Brown

Name: Oscar K. Brown
Title: Managing Director

FERRELLGAS PARTNERS, L.P.

UNDERWRITING AGREEMENT

ANNEX A

FORM OF LOCK-UP LETTER

Ferrellgas Partners, L.P.

COMMON UNITS,

representing limited partner interests

June 9, 2005

Lehman Brothers Inc.

745 Seventh Avenue

New York, NY 10019

Ladies and Gentlemen:

This Lock-Up Letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”) to be entered into by Ferrellgas Partners, L.P. (the “Company”), Ferrellgas, Inc., Ferrellgas, L.P. and you, as the underwriter named therein (the “Underwriter”), with respect to the public offering (the “Offering”) of common units representing limited partner interests in the Company (the “Common Units”).

In consideration of the execution of the Underwriting Agreement by the Underwriter, and for good and valuable consideration, the undersigned agrees that for a period of ninety (90) days after the date of the final prospectus supplement relating to the Offering (such 90-day period, the “Lock-Up Period”) the undersigned will not, without the prior written consent of Lehman Brothers Inc., (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, (or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to) any (A) Common Units, (B) securities convertible into or exercisable or exchangeable for Common Units or (C) warrants or other rights to purchase Common Units (including, but not limited to, any senior units representing limited partner interests in the Company (such senior units together with Common Units and any securities convertible into or exercisable or exchangeable for Common Units, or any warrants or other rights to purchase Common Units, collectively, the “Units”)), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Units, whether any such transaction is to be settled by delivery of Units or such other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any of the transactions specified in clauses (i) or (ii) above.

The foregoing restrictions shall not apply to (i) bona fide gifts, provided the recipient thereof agrees in writing with the Underwriter to be bound by the terms of this Lock-Up Letter, (ii) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided that such trust agrees in writing with the Underwriter to be bound by the terms of this Lock-Up Letter, and (iii) the exercise of options to purchase Units outstanding under existing employee benefit plans; provided, however, the exception described in clause (iii) shall not apply to, nor permit, the sale of any Units received pursuant to the exercise of such options.

Notwithstanding the foregoing, if (1) during the last 17 days of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then the restrictions imposed by this Lock-Up Letter shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event, unless Lehman Brothers Inc. waives, in writing, such extension; provided, however, that this sentence shall not apply if the Underwriter publishes or distributes any research regarding the earnings release, material news or material event, and such research is compliant under Rule 139 of the Securities Act of 1933, as amended, and the Common Units are “actively traded” as defined in Rule 101(c)(1) of Regulation M under the Exchange Act. The undersigned hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Letter during the period from the date of this Lock-Up Letter to and including the 34th day following the expiration of the Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as such may have been extended pursuant to this paragraph) has expired.

In addition, the undersigned hereby waives any rights the undersigned may have to require registration of Common Units in connection with the filing of a registration statement relating to the Offering. The undersigned further agrees that, during the Lock-Up Period, the undersigned will not, without the prior written consent of Lehman Brothers Inc., make any demand for, or exercise any right with respect to, the registration of any Units, other than as requested by pledgee(s) of such Units pursuant to existing agreements.

In furtherance of the foregoing, the Company and its Transfer Agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter.

If (i) the Company notifies you in writing that it does not intend to proceed with the Offering or (ii) for any reason the Underwriting Agreement shall be terminated prior to the time of purchase (as such time of purchase is defined in the Underwriting Agreement), this Lock-Up Letter shall be terminated and the undersigned shall be released from its obligations hereunder.

[remainder of page intentionally left blank - signature page follows]

Yours very truly,

____________________________________________

Name: ______________________________________

ANNEX B

PERSONS SUBJECT TO LOCK-UP

1.	James E. Ferrell
2.	Billy D. Prim
3.	Kevin T. Kelly
4.	Kenneth A. Heinz
5.	Ron M. Logan, Jr.
6.	Timothy E. Scronce
7.	Patrick J. Walsh
8.	William K. Hoskins
9.	A. Andrew Levison
10.	John R. Lowden
11.	Michael F. Morrissey
12.	Elizabeth T. Solberg
13.	Ferrell Companies, Inc.
14.	JEF Capital Management, Inc.
15.	Stephen L. Wambold
16.	Jeffrey B. Ward

17.           Malcolm McQuilkin

ANNEX C

FORM OF LETTER AGREEMENT FOR AFFILIATE PURCHASERS

June 9, 2005

Lehman Brothers Inc.

745 Seventh Avenue

New York, NY 10019

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”) among Ferrellgas Partners, L.P. (the “Partnership”), Ferrellgas, Inc., Ferrellgas, L.P., and Lehman Brothers Inc. (the “Underwriter”) relating to an underwritten public offering (the “Offering”) of 1,950,000 common units representing limited partner interests (the “Common Units”), of the Partnership. Capitalized terms used herein have the meanings given them in the Underwriting Agreement.

Simultaneously with the closing of the Offering, the Underwriter agrees to sell to [Ferrell Companies, Inc./Malcolm McQuilkin] and [Ferrell Companies, Inc./Malcolm McQuilkin] hereby agrees to purchase from the Underwriter, that number of Common Units (rounded down to the nearest whole number) equal to $[      ] divided by the public offering price in the Offering of one Common Unit (such Common Units to be purchased by [Ferrell Companies, Inc./Malcolm McQuilkin] being the “Affiliate Units”).

In furtherance of the foregoing, the Partnership and its Transfer Agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this letter agreement.

It is understood that, if the Partnership notifies you that it does not intend to proceed with the Offering, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for and delivery of the Affiliate Units, the undersigned will be released from its obligations under this letter agreement.

The undersigned understands that the Partnership and the Underwriter will proceed with the Offering in reliance on this letter agreement.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Partnership and the Underwriter.

[Ferrell Companies, Inc./Malcolm McQuilkin] represents and warrants that it/he is not an “affiliate” (as defined in Conduct Rule 2720 of the NASD Manual) of an NASD member (as defined in Article 1 of the Bylaws of the NASD) or an “associated person” (as defined in Article 1 of the Bylaws of the NASD) of an NASD member.

Yours very truly,

By: ___________________________________

[Ferrell Companies, Inc./Malcolm McQuilkin]